Exhibit 10.10

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. The Registrant agrees to furnish supplementally a copy of any omitted information to the SEC upon its request, however, the Registrant may request confidential treatment of omitted information. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”

EXECUTION VERSION

FACILITY AGREEMENT

in relation to

US$135,000,000

term loan facility

BETWEEN

BIGV TECHNOLOGY CORPORATION

(as Borrower)

AND

CITIBANK N.A., SINGAPORE BRANCH

(as Lender)

DATED THE 21st DAY OF JULY 2023

i

SCHEDULE 3	66

SCHEDULE 4	68

SCHEDULE 5	69

SCHEDULE 6	70

ii

FACILITY AGREEMENT

THIS AGREEMENT is made on the 21st day of July 2023

BETWEEN:

(1)

BIGV TECHNOLOGY CORPORATION, a company incorporated in Vietnam (with company registration number: 0316949845) with its registered office at Golden King Building, No. 15 Nguyen Luong Bang, Tan Phu Ward, District 7, Ho Chi Minh City, Vietnam, as the borrower (the “Borrower”); and

(2)	CITIBANK N.A., SINGAPORE BRANCH, as the lender (in such capacity, the “Lender”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means Citibank N.A., Singapore Branch.

“Accounts” means the Collateral Accounts and the Receipts Account.

“Acquisition” means the acquisition by the Borrower of the Target Shares on the terms of the Acquisition Documents.

“Acquisition Agreements” means the sale and purchase agreement(s) entered into by the Borrower as the buyer and VNG Limited as seller and each other document designated as such by the Lender and the Borrower.

“Acquisition Documents” means the Acquisition Agreements and any other document designated as an “Acquisition Document” by the Lender and the Borrower.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anti-Corruption Laws” means all laws, rules, and regulations from time to time, as amended, concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and all other applicable anti-bribery and corruption laws.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, waiver, exemption, filing, notarisation, order, lodgement or registration; or

(b)

in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Authorised Agent” means Citibank, N.A., Hanoi Branch as account servicing bank (Ngân hàng cung ứng dịch vụ tài khoản in Vietnamese) and security servicing bank (Ngân hàng phục vụ giao dịch bảo dảm in Vietnamese).

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	nine Months from the date of this Agreement; and

(b)	the date on which the Facility is fully utilised, reduced, cancelled and/or terminated under the terms of this Agreement.

“Available Commitment” means, in relation to the Facility, at any time the Commitment under that Facility minus:

(a)	the aggregate amount of any outstanding Loans under that Facility at such time; and

(b)	in relation to any proposed Utilisation under that Facility, the aggregate amount of any Loans that are (as determined at such time) due to be made under that Facility after such time.

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding the Margin component) which the Lender should have received for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in Singapore, New York, Vietnam or Hong Kong, and (in relation to any date for payment or purchase of a currency) the principal financial centre of the country of that currency.

“Charge over Account (VN OpCo)” means a Vietnam law governed mortgage agreement over collateral account entered into among the Lender, the Authorised Agent, the Borrower and VN OpCo, in such form and substance satisfactory to the Lender.

“Charge over Account (VNG Limited)” means a Singapore law governed charge over collateral account entered into between the Lender and VNG Limited, in such form and substance satisfactory to the Lender.

“Charge over Accounts” means the Charge over Account (VN OpCo) and the Charge over Account (VNG Limited).

“Charged Assets” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Collateral Account (VN OpCo)” means the VND denominated non-interest bearing account number [***] of the VN OpCo opened and maintained with the Authorised Agent (including any account(s) being a renewal, redesignation, additional or replacement of any of such account(s) from time to time).

“Collateral Account (VNG Limited)” means the USD denominated account number [***] of VNG Limited opened and maintained with the Account Bank (including any account(s) being a renewal, redesignation, additional or replacement of any of such account(s) from time to time).

“Collateral Accounts” means the Collateral Account (VN OpCo) and the Collateral Account (VNG Limited).

“Commitment” means US$135,000,000, to the extent not cancelled or reduced under this Agreement.

“Completion” means the completion of the Acquisition in accordance with the terms of the Acquisition Agreements.

“Compliance Certificate” means a certificate delivered pursuant to Clause 17.2 (Compliance Certificate) and signed by a legal representative of the Borrower substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, any other Obligor, the Group or any member thereof, the Facility, any Transaction Document, any Transaction Security or any Charged Assets of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Transaction Documents or the Facility from any Obligor or any other member of the Group or any of their advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 31 (Confidential Information); or

(b)	is identified in writing at the time of delivery as non-confidential by any Obligor or any other member of the Group or any of their advisers; or

(c)

is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Obligors or the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Cost of Funds” means, in respect of any Interest Period, the cost to the Lender of funding the Loan during that Interest Period (including, without limitation, any cost occasioned by or attributable to complying with reserve, liquidity, deposit or other requirements imposed on the Lender by any relevant authority or authorities) by whatever means the Lender reasonably determines to be appropriate.

“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Deferred Interest” has the meaning ascribed to it in Clause 8.3 (Cumulative Deferred Interest).

“Deposits” means all deposits placed with and/or maintained by VNG Limited with the Lender as renewed and re-designated (whether represented or evidenced by a new deposit receipt number or otherwise), replaced or converted into other currencies from time to time and provided to the Lender as Security under the Charge over Account (VNG Limited).

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and/or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any Obligor or any other member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any Authorisation, and the filing of any notification, report or assessment, required under any Environmental Law for the operation of the business of any Obligor or any other member of the Group conducted on or from the properties owned or used by the relevant Obligor or other member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).

“Existing Facility” means the US$85,000,000 term loan facility under the Existing Facility Agreement.

“Existing Facility Agreement” means the US$85,000,000 term facility agreement dated 13 September 2022 (as amended, novated, supplemented, extended, restated or replaced from time to time) and made between the Borrower and the Lender.

“Existing Loan” means the up to VND 600,000,000,000 term loan granted under the facility agreement dated 24 April 2023 (as amended, novated, supplemented, extended, restated or replaced from time to time) and made between VN OpCo and Joint Stock Commercial Bank for Foreign Trade of Vietnam – Ho Chi Minh City Branch.

“Existing Security” means any Security over the Charged Assets securing the Existing Facility existing as at the date of this Agreement.

“Existing Shareholders” means, collectively, (a) Bui Thien Kim, a Vietnamese citizen with ID Card No.                      issued by Director of Tien Giang Province’s Public Security Department on                     ; (b) Ngo Vi Hai Long, a Vietnamese citizen with ID Card No.                      issued by Director of the Police Department of Resident Registration and National Data on Population on                     ; and (c) Tran Ba Khoi Nguyen, a Vietnamese citizen with ID Card No.                      issued by Head of Police Department on Administrative Management of Social Order on                     .

“External Indebtedness” means any Financial Indebtedness which is denominated or payable by its terms, or at the option of the creditor in respect of such Financial Indebtedness, in a currency other than the currency of the jurisdiction of incorporation of the Borrower.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified in writing by the Lender to the Borrower as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the US Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the US Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Final Repayment Date” means the date falling 330 days from the first Utilisation Date.

“Finance Documents” means this Agreement, the Security Documents, each Utilisation Request, each Compliance Certificate, and each other document designated as such by the Lender and the Borrower, and “Finance Document” means any one of them as the context so requires.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“GAAP” means in relation to any person, generally accepted accounting principles, standards and practices in its jurisdiction of incorporation.

“Governmental Agency” means any government, or any governmental, regulatory, administrative, public or other authority, agency or department, or any semi-governmental, statutory, judicial or quasi-judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart in the agreed form.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Increased Costs” has the meaning ascribed to it in Clause 12.1(b) (Increased Costs).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

“Intellectual Property” means:

(a)

any patents, trademarks, service marks, designs, logos, trade names, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property, rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use or exploit such assets of each Obligor and each other member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default Interest).

“LHM” means Le Hong Minh, a Vietnamese citizen with ID Card No.                      issued by Director of the Police Department for Administrative Management of Social Order on                      and who currently serves as the chief executive officer and a member of the board of directors of the VN OpCo.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Margin” means 0.7 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any of the Obligors or of the Group taken as a whole;

(b)	the ability of any of the Obligors to perform its obligations under any of the Transaction Documents;

(c)	the validity, legality or enforceability of, or the rights or remedies of the Lender under, any of the Transaction Documents; or

(d)	the validity, legality or enforceability, or the effectiveness, priority or ranking, of any of the Transaction Security.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“National Registration Agency for Secured Transactions” has the meaning ascribed to it in the Charge over Account (VN OpCo).

“Obligors” means the Borrower and the Security Providers, and “Obligor” means any one of them as the context so requires.

“Original Financial Statements” means:

(a)	in relation to the Borrower, its audited financial statements for its financial year ended 31 December 2022.

(b)	in relation to VN OpCo, its audited consolidated financial statements for its financial year ended 31 December 2022; and

(c)	in relation to VNG Limited, its audited financial statements for its financial year ended 31 December 2022.

“Party” means a party to this Agreement.

“Permitted Loans” means any loan, advance or other credit granted by the Lender to the Borrower pursuant to the Existing Facility Agreement.

“Quasi-Security” means an arrangement or transaction under which a person:

(a)	sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by such person or its Affiliate;

(b)	sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)	enters into or permits to subsist any title retention arrangement;

(d)	enters into or permits to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(e)	enters into or permits to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Receipts Account” means the US Dollar denominated account number [***] of the Borrower opened and maintained with the Authorised Agent (including any account(s) being a renewal, redesignation, additional or replacement of any of such account(s) from time to time).

“Receiver” means any receiver, manager, receiver and manager or administrative receiver or any similar officer of the whole or any part of the Charged Assets.

“Registration Certificate for Secured Transactions” has the meaning ascribed to it in the Charge over Account (VN OpCo).

“Related Fund” means, in relation to a fund (the “first fund”), any other fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, any other fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where it conducts its business;

(c)	the jurisdiction of the governing law of any of the Finance Documents to which it is a party;

(d)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security created or to be created by it is situated; or

(e)	any jurisdiction whose laws govern the perfection of any of the Security Documents to which it is a party.

“Relevant Market” means the London interbank market.

“Repeating Representations” means each of the representations and warranties set out in Clause 16.1 (Status) to Clause 16.20 (Sanctions) and each of the representations and warranties deemed or otherwise expressed to be repeated by any Obligor under any other Finance Documents.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is, or whose government is, the subject of Sanctions.

“Sanctioned Person” means, at any time, (a) any person listed in any Sanctions related list maintained by any Sanctions Authority, (b) any person located, organized, or resident in a Sanctioned Jurisdiction, or (c) any other subject of Sanctions, including, without limitation, any person controlled or 50 percent or more owned in the aggregate, directly or indirectly, by, or acting on behalf of, or at the direction of, any such person or persons described in the foregoing clauses (a) or (b).

“Sanctions” means any trade, economic or financial sanctions, embargoes or restrictive measures or related laws or regulations enacted, imposed, administered or enforced from time to time by:

(a)	Singapore and any Governmental Agency thereof (including the Monetary Authority of Singapore);

(b)	the United Nations Security Council;

(c)

the United States of America and any Governmental Agency thereof (including the Office of Foreign Assets Control of the US Department of Treasury, the US Department of State and the US Department of Treasury);

(d)	the European Union;

(e)	the United Kingdom and any Governmental Agency thereof (including HM Treasury); or

(f)	any other applicable jurisdiction and any Governmental Agency thereof, including the jurisdiction of incorporation of each Obligor and any Governmental Agency thereof,

(each, a “Sanctions Authority”).

“Secured Obligations” means all present and future monies, indebtedness, obligations and liabilities of any kind at any time due, owing or incurred by any Obligor to the Lender under or in connection with any Finance Document (in each case, whether actually or contingently, whether incurred solely or jointly or jointly and severally with any other person, and whether incurred as principal, surety or in any other capacity).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)	the Charge over Account (VN OpCo);

(b)	the Charge over Account (VNG Limited);

(c)	each other document designated as such by the Lender and the Borrower;

(d)

each other document which is a guarantee of, or which creates or evidences or purports to create or evidence any Security over any asset to secure, any obligation of any Obligor to the Lender under the Finance Documents; and

(e)	each other document entered into in connection with the creation, validity, perfection or priority of any such guarantee or Security referred to in paragraphs (a) to (c) above,

and “Security Document” means any one of them as the context so requires.

“Security Provider” means any security provider under any Security Document.

“Specified Time” means a day or time determined in accordance with Schedule 6 (Timetables).

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another company or corporation if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body and/or to vote (or control the voting of) the majority of its voting shares, in each case, whether by way of ownership of shares, proxy, contract, agency or otherwise.

“Target Shares” means up to 3,483,048 shares of VN OpCo (representing up to 12.1 per cent. of the equity interests in VN OpCo as at the date of this Agreement) held by VNG Limited or such other entity as may be agreed between the Lender and the Borrower.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning ascribed to it in Clause 11.1 (Tax Definitions).

“Tax Deduction” has the meaning ascribed to it in Clause 11.1 (Tax Definitions).

“Tax Payment” has the meaning ascribed to it in Clause 11.1 (Tax Definitions).

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Transaction Documents” means the Finance Documents and the Acquisition Documents.

“Transaction Security” means the Security created or purported to be created in favour of the Lender in respect of the obligations of the Obligors under the Finance Documents pursuant to, or as evidenced or purported to be evidenced under, this Agreement and the Security Documents.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US Code” means the US Internal Revenue Code of 1986.

“US Tax Obligor” means:

(a)	the Borrower, if it is resident for tax purposes in the US; or

(b)	an Obligor, if some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a Loan from the utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

“Vietcap Securities Joint Stock Company” means Vietcap Securities Joint Stock Company, a company incorporated in Vietnam with operating license no. 68/UBCK-CP dated 6 November 2007 (as amended from time to time) issued by the State Securities Commission of Vietnam.

“VNG Limited” means VNG Limited, an exempted company incorporated in the Cayman Islands with limited liability (with company number: 388836) with its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

“VN OpCo” means VNG Corporation, a company incorporated in Vietnam (with company registration number: 0303490096) with its registered head office at Z06, Street 13, Tan Thuan Dong Ward, District 7, Ho Chi Minh City, Vietnam.

“VN OpCo Group” means VN OpCo and its Subsidiaries from time to time.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the “Lender”, the “Borrower”, any “Security Provider”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future assets, properties, undertaking, goodwill, revenues and rights of every description;

(iii)

a “Transaction Document” or any other agreement, document or instrument is a reference to that Transaction Document or other agreement, document or instrument as amended, novated, supplemented, extended, restated or replaced from time to time (in each case, however fundamental and whether or not more onerous, and including any waiver or consent granted in respect of such Transaction Document, agreement, document or instrument or any of their terms), and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Transaction Document or other agreement, document or instrument;

(iv)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)

a “person” includes an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, a government or any political subdivision or agency thereof, or any other entity;

(vii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law or regulation is a reference to that provision as amended or re-enacted from time to time;

(ix)	words importing the singular include the plural and vice versa and words importing a gender include every gender;

(x)	Clauses and Schedules are to clauses of and schedules to this Agreement and references to this Agreement include its Schedules; and

(xi)	a time of day is a reference to Singapore time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(f)

Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange (or, if the Lender does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Lender (acting reasonably)) for the purchase of the specified currency with that other currency at or about 11:00 a.m. (Singapore time) on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Currency Symbols and Definitions

“US Dollars” and “US$” denote the lawful currency of the US.

“VND” denotes the lawful currency of the Socialist Republic of Vietnam.

1.4	Third Parties Rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

(b)

Any Receiver or any person described in Clause 23(a) (Exclusion of Liability) or any Affiliate of the Lender or any person described in Clause 14.3 (Indemnity on Use of Facility), may rely on or enforce any term of any Finance Document which expressly confers rights on it, subject to this Clause 1.4 (Third Parties Rights) and the provisions of the Third Parties Act.

(c)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind, vary or terminate this Agreement at any time.

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a US Dollar term loan facility in an aggregate amount equal to the Commitment.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility for its general short-term needs.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further Conditions Precedent

The Lender will only be obliged to comply with Clause 5.4 (Availability of Loans) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan and none of the circumstances described in Clause 7.2 (Change of Control) has occurred; and

(b)	the Repeating Representations to be made or deemed to be made by each Obligor are true in all material respects.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount);

(iv)	the proposed first Interest Period complies with Clause 9 (Interest Periods); and

(v)	it specifies the account (with a bank in the principal financial centre of the country of the currency of the Utilisation) into which the proceeds of the Utilisation are to be paid into.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Commitment and which is a minimum of US$10,000,000 for the Facility and, if less, the Available Commitment.

5.4	Availability of Loans

If the conditions set out in Clause 4 (Conditions of Utilisation) and Clause 5.1 (Delivery of a Utilisation Request) to Clause 5.3 (Currency and Amount) have been met, the Lender shall make each Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Available Commitment

The portion of the Commitment which, at that time, is unutilised shall be immediately cancelled at 5:00 p.m. (Singapore time) on the last day of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Facility Loans

(a)	The Borrower shall repay the Loans in full on the Final Repayment Date.

(b)	The Borrower may not re-borrow any part of the Facility which is repaid.

(c)

Notwithstanding any other provision in this Agreement to the contrary, the Borrower shall repay all outstanding Loans and pay all other amounts accrued or owing in connection with the Facility no later than the Final Repayment Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan or it is or will become unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Available Commitments will be immediately cancelled; and

(c)

the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the corresponding Commitments shall be immediately cancelled in the amount of the Loans repaid.

7.2	Change of Control

If at any time there is any change in the direct or indirect legal and/or beneficial shareholding of the Borrower (other than any sale of all or any part of the issued share capital of the Borrower by the Existing Shareholders to LHM) without the prior written consent of the Lender:

(a)	the Borrower shall promptly notify the Lender upon becoming aware of that event;

(b)	the Lender shall not be obliged to fund a Utilisation whose Utilisation Date falls on a date after notification is given by the Borrower to the Lender under paragraph (a) above; and

(c)

if the Lender so requires, the Lender shall, by not less than five Business Days’ notice to the Borrower, cancel each Available Commitment and declare all outstanding Loans, together with all accrued interest and all other amounts accrued or outstanding under the Finance Documents, immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, the Facility shall immediately cease to be available for further utilisation and all such outstanding Loans, accrued interest and other amounts shall become immediately due and payable.

7.3	Mandatory Prepayment

Within one Month from the first Utilisation Date, the Borrower shall deliver to the Lender evidence and certification (in form and substance satisfactory to the Lender) of the aggregate amount of the purchase price, transaction fees and Taxes paid by the Borrower under and in connection with the Acquisition Agreements and the Acquisition (“Total Acquisition Amount”). If the aggregate amount of the Loans outstanding under the Facility at such time exceeds the Total Acquisition Amount, the Borrower shall within five Business Days thereof repay the part of the Loans in such amount such that the aggregate amount of Loans outstanding under the Facility no longer exceeds the Total Acquisition Amount.

7.4	Voluntary Cancellation

The Borrower may, if it gives the Lender not less than three Business Days’ (or such shorter period as the Lender may agree) prior written notice, cancel the whole (and not part only) of the Available Commitment in respect of the Facility.

7.5	Voluntary Prepayment of Loans

(a)

The Borrower may, if it gives the Lender not less than three Business Days’ (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$1,000,000).

(b)	Any prepayment of the Loan under this Clause 7.5 (Voluntary Prepayment of Loans) shall satisfy the repayment obligations of the Borrower under Clause 6.1 (Repayment of Facility Loans).

7.6	Right of Prepayment and Cancellation in relation to the Lender

(a)	If:

(i)

any sum payable to the Lender by an Obligor is required to be increased under Clause 11.2(a) (Tax Gross-up) or the Lender claims indemnification from the Borrower under Clause 11.3 (Tax Indemnity), where that increase or that indemnification payment is greater than what would have been required had such amount been paid, or the liability underlying such claim arisen, on the date of this Agreement; or

(ii)	the Lender claims indemnification from the Borrower under Clause 12.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Lender written notice of cancellation of the Commitment and its intention to procure the prepayment of the Loans.

(b)	On the Lender’s receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitments shall be immediately cancelled and reduced to zero.

(c)

On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice which shall be a date not less than five Business Days after the date of receipt by the Lender of that notice), the Borrower shall prepay the Loans and the corresponding Commitments shall be immediately cancelled in the amount of the Loans prepaid.

7.7	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment (as the case may be) is to be made and the amount of that cancellation or prepayment (as the case may be).

(b)

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and all other amounts accrued under the Finance Documents and owing to the Lender and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not re-borrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled or reduced under this Agreement may be subsequently reinstated.

(f)

If all or part of a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further Conditions Precedent)), an amount of the Commitment (equal to the amount of that Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

8.	INTEREST

8.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Cost of Funds.

8.2	Payment of Interest

Subject to Clause 8.3 (Cumulative Deferred Interest) below, the Borrower shall pay accrued interest on each Loan on:

(a)	the last day of each Interest Period relating to that Loan;

(b)	the Final Repayment Date; or

(c)	any earlier date on which such Loan is paid or repaid in accordance with the terms of this Agreement.

8.3	Cumulative Deferred Interest

The interest payable on any Loan on the last day of each Interest Period may be deferred at the option of the Borrower by way of notice to the Lender no later than seven (7) Business Days prior to such interest payment date, and be capitalised into the outstanding principal amount of such Loan (the “Deferred Interest”). Interest shall accrue on amounts of Deferred Interest (capitalised into the outstanding principal amount of the Loan) up to the Final Repayment Date at the interest rate set out in Clause 8.1 (Calculation of Interest) above.

8.4	Default Interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, three per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.4 (Default Interest) shall be immediately payable by the Obligor on demand by the Lender.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be three per cent. per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.5	Notification of Rates of Interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest for each Loan under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)

Subject to this Clause 9.1, each Interest Period shall be of a duration of three Months (or such shorter period as may be indicated in a Utilisation Request and agreed between the Borrower and the Lender).

(b)	An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

(c)	Each Interest Period for a Loan shall start on the Utilisation Date or (if a Loan has already been made) on the last day of the preceding Interest Period of such Loan.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Break Costs

(a)

The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

The Lender shall, as soon as reasonably practicable after a demand made under paragraph (a) above, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.	COMMITMENT FEE

(a)

The Borrower shall pay to the Lender a fee in US Dollars computed and accruing on a daily basis at the rate of 0.5 per cent. per annum on the undrawn and uncancelled amount of the Commitment for the Availability Period applicable to the Facility at 5:00 p.m. (Singapore time) on each day of the Availability Period (or, if any such day shall not be a Business Day, at 5:00 p.m. (Singapore time) on the immediately preceding Business Day).

(b)	Subject to sub-clause (c) below, the accrued commitment fee is payable:

(i)	on the last day of the Availability Period; and

(ii)	if the Commitment is cancelled in full and reduced to zero before the last day of the relevant Availability Period, on the day on which such cancellation and reduction to zero becomes effective.

(c)	The commitment fee shall not be payable if the aggregate Utilisation is at least US$80,000,000 as at the last day of the Availability Period.

11.	TAX GROSS-UP AND INDEMNITIES

11.1	Tax Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to the Lender under Clause 11.2 (Tax Gross-up) or a payment under Clause 11.3 (Tax Indemnity).

(b)

Unless a contrary indication appears, a reference in this Clause 11 (Tax Gross-up and Indemnities) to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax Gross-up

(a)

All payments to be made by an Obligor to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum (net of any deduction or withholding) equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)

The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower and the relevant Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)

If an Obligor is required to make a Tax Deduction, that Obligor shall (and the Borrower shall procure that such Obligor will) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall (and the Borrower shall procure that such Obligor will) deliver to the Lender a receipt or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

11.3	Tax Indemnity

(a)

Without prejudice to Clause 11.2 (Tax Gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within five Business Days of demand, promptly indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 11.3 (Tax Indemnity) shall not apply to:

(i)

any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated;

(ii)

any Tax imposed on and calculated by reference to the net income of the Facility Office of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	a FATCA Deduction required to be made by a Party.

(b)	The Lender, upon making a claim under paragraph (a) above, shall notify the Borrower in writing of the event giving rise to the claim.

11.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Stamp Taxes

The Borrower shall:

(a)	pay all stamp duty, registration fees, notarial fees and other similar Taxes and fees payable in respect of any Finance Document; and

(b)

within five Business Days of demand, indemnify the Lender against any cost, expense, loss or liability which the Lender incurs in relation to any such Taxes or fees paid or payable in respect of any Finance Document or as a result of any failure to pay or delay in paying any such Taxes or fees.

11.6	Indirect Tax

(a)

All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration for that supply) an amount equal to the amount of the Indirect Tax.

(b)

Where a Finance Document requires any Party to reimburse or indemnify the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of such costs or expenses.

11.7	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

11.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.	INCREASED COSTS

12.1	Increased Costs

(a)

Subject to Clause 12.3 (Exceptions), the Borrower shall, within five Business Days of a demand, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets, cash ratio deposits, special deposits or Tax.

(b)	In this Agreement, “Increased Costs” means:

(i)

a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document or the Lender making available or funding any Loan or Unpaid Sum.

12.2	Increased Cost Claims

(a)	The Lender, upon making a claim pursuant to Clause 12.1 (Increased Costs), shall notify the Borrower in writing of the event giving rise to the claim.

(b)

The Lender shall, as soon as practicable after a demand made under paragraph (a) above, provide a certificate confirming the amount of its Increased Costs. If available, the Lender will provide to the Borrower supporting documentation in relation to the claim for Increased Costs provided that, in the Lender’s sole discretion, such disclosure will not result in the Lender (i) disclosing confidential information relating to its business or (ii) breaching any law, regulation, stock exchange requirement or duty of confidentiality.

12.3	Exceptions

Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)

compensated for by Clause 11.3 (Tax Indemnity) (or would have been compensated for under Clause 11.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in Clause 11.3(a) (Tax Indemnity) applied); or

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

13.	MITIGATION BY THE LENDER

13.1	Mitigation

(a)

The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax Gross-up and Indemnities) or Clause 12 (Increased Costs), including in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of Liability

(a)	The Borrower shall, promptly on demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

13.3	Conduct of Business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

14.	OTHER INDEMNITIES

14.1	Currency Indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings; or

(iii)	applying a Sum or other amount received in satisfaction of any of the Secured Obligations,

that Obligor shall (and the Borrower shall procure that such Obligor will) as an independent obligation, within five Business Days of demand, indemnify the Lender against any cost, expense, loss or liability arising out of or as a result of the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum or such amount paid to it in satisfaction (in whole or in part) of such claim, proof, order, judgment or award or such Secured Obligations (or, if it is not practicable to make such a currency conversion at that time, on the first date on which it is practicable to do so), and any cost of currency conversion incurred.

(b)

The Borrower (for itself and on behalf of each of the other Obligors) waives any right any Obligor may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other Indemnities

The Borrower shall (or shall procure that an Obligor will), within five Business Days of receiving the Lender’s demand in writing, indemnify the Lender (and every Receiver) against any cost, expense, loss or liability incurred by the Lender (or, as the case may be, a Receiver) as a result of:

(a)	the occurrence of any Event of Default;

(b)	investigating any event which it reasonably believes is a Default;

(c)	the information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(d)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(e)

any enquiry, investigation, subpoena (or similar order) or litigation, arbitration, administrative or other proceedings with respect to any Obligor or with respect to the transactions contemplated or financed or secured under the Finance Documents;

(f)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency;

(g)

funding, or making arrangements to fund, a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of fraud, default or negligence by the Lender alone);

(h)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(i)

instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts for the purposes of any of the Finance Documents or the transactions contemplated by the Finance Documents;

(j)	any failure by the Borrower to comply with its obligations under Clause 15 (Costs and Expenses);

(k)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(l)

the exercise or purported exercise of any of the rights, powers, authorities, discretions and remedies vested in the Lender (or any such Receiver) by any of the Finance Documents or by law (other than, in each case, as a result of its wilful misconduct or gross negligence);

(m)

the administration, taking, holding, perfection, protection or preservation of any Transaction Security or any Charged Assets or any of the rights, powers, authorities, discretions or remedies of the Lender (or any Receiver) under or in connection with any of the Finance Documents or the Transaction Security; or

(n)

any other act, omission, matter or thing in connection with, or arising from, any of the Finance Documents, any Transaction Security, any Charged Assets or the transactions contemplated by the Finance Documents (other than, in each case, as a result of its wilful misconduct or gross negligence).

14.3	Indemnity on Use of Facility

The Borrower shall (or shall procure that an Obligor will), promptly on demand, indemnify the Lender and its Affiliates (and its and their officers and employees) against any cost, expense, loss or liability incurred by the Lender or any of its Affiliates (or any of its or their officers and employees) in connection with or arising out of the use of proceeds of any Utilisation, the Acquisition or the funding of the Acquisition or any Transaction Security being taken over any Charged Assets (including those incurred in connection with any enquiry, investigation, subpoena (or similar order) or litigation, arbitration, administrative or other proceedings concerning the Acquisition or the use of proceeds of any Utilisation), other than (in each case) as a result of its or their wilful misconduct or gross negligence. Any Affiliate of the Lender (and any of the officers and employees of the Lender or any of its Affiliates) may rely on this Clause subject to Clause 1.4 (Third Parties Rights) and the provisions of the Third Parties Act.

14.4	Indemnities Separate

Each indemnity in this Agreement shall:

(a)	constitute a separate and independent obligation from the other obligations in this Agreement or any other Finance Document;

(b)	give rise to a separate and independent cause of action;

(c)	apply irrespective of any indulgence granted by the Lender;

(d)	continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any Secured Obligation or any other judgment or order; and

(e)	apply whether or not any claim under it relates to any matter disclosed by an Obligor or any other person or otherwise known to the Lender.

15.	COSTS AND EXPENSES

15.1	Transaction Expenses

The Borrower shall, within five Business Days of demand, pay or reimburse to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender (or any Receiver) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	the Finance Documents and any other documents referred to in any Finance Document, and the Transaction Security thereunder; and

(b)	any other documents required in connection with any Finance Document, which are executed after the date of this Agreement, and any other Transaction Security thereunder.

15.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent in connection with a Finance Document; or

(b)	an amendment is required pursuant to Clause 24.10 (Change of Country Currency),

the Borrower shall, within three Business Days of demand, pay or reimburse to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender (or any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement Costs

The Borrower shall, within three Business Days of demand, pay or reimburse to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender (or any Receiver) in connection with the protection or preservation of, or the enforcement, realisation or exercise (or the attempted enforcement, realisation or exercise) of, any rights, powers or remedies under any Transaction Document or any Transaction Security, or any proceedings instituted by or against the Lender (or any Receiver) as a consequence of taking or holding any Transaction Security or any Charged Assets or of enforcing any rights, powers or remedies in respect thereof.

15.4	Lender’s Additional Costs

The Borrower shall, within five Business Days of demand, pay or reimburse to the Lender (and every Receiver appointed under any of the Finance Documents) the amount of all costs and expenses (including legal fees) incurred by the Lender (or any such Receiver) in connection with the administration, taking, holding, perfection, protection or preservation of any Transaction Security or any Charged Assets or any of the rights, powers or remedies of the Lender (or any Receiver) under or in connection with the Finance Documents or the Transaction Security, or the release of any Security Document or any other document referred to in the Security Documents, or the release, re-assignment or discharge of any Transaction Security or any Charged Assets.

16.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 16 (Representations) to the Lender on the date of this Agreement.

16.1	Status

(a)	Each Obligor and each other member of the Group is a corporation, duly incorporated and validly existing under the laws of its respective jurisdiction of incorporation.

(b)	Each Obligor and each other member of the Group has the capacity and power to own its respective assets and carry on its respective business as it is being conducted.

(c)	Each Obligor is not a FATCA FFI or a US Tax Obligor.

16.2	Binding Obligations

(a)	The obligations expressed to be assumed by each Obligor in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

(b)

Without limiting the generality of paragraph (a) above, each Security Document to which it is a party creates the Transaction Security which that Security Document purports to create or, if that Security Document purports to evidence Security, accurately evidences validly created Transaction Security which that Security Document purports to evidence, and all such Transaction Security is valid and effective.

16.3	Non-Conflict with Other Obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the Transaction Security do not and will not:

(a)	conflict with:

(i)	any law or regulation applicable to any Obligor or any other member of the Group;

(ii)	its constitutional documents or the constitutional documents of any other Obligor or any other member of the Group; or

(iii)

any agreement or instrument binding upon any Obligor or any other member of the Group or any of its respective assets, or constitute a default or termination event (howsoever described) under any such agreement or instrument; or

(b)

(except for the Transaction Security) result in the creation or existence of, or oblige it / any Obligor or any other member of the Group to create, any Security over any of its respective assets, other than as expressly permitted under the Finance Documents.

16.4	Power and Authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

16.5	Validity and Admissibility in Evidence

All Authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)

to enable each Obligor to create any Transaction Security expressed to be created by it or evidenced under the Security Documents to which it is a party, and to ensure that each such Transaction Security has the priority and ranking it is expressed to have under such Security Documents;

(c)

to make the Transaction Documents to which it is a party admissible in evidence in England and in each of the Relevant Jurisdictions of each Obligor (other than, in respect of the Cayman Islands, the payment of stamp duty referred to in Clause 16.8 (No Filing or Stamp Taxes)); and

(d)	for each Obligor and each other member of the Group to carry on its respective business, and which are material,

have been obtained or effected and are in full force and effect.

16.6	Governing Law and Enforcement

(a)	The choice of the governing law of each Finance Document will be recognised and enforced in the jurisdiction of the governing law and in each of the Relevant Jurisdictions of each Obligor.

(b)	Any judgment obtained in relation to a Finance Document will be recognised and enforced in each of the Relevant Jurisdictions of each Obligor and the jurisdiction of the governing law thereof.

16.7	Deduction of Tax

Each Obligor is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement or any other Finance Document to make any Tax Deduction from any payment it may make under any Finance Document.

16.8	No Filing or Stamp Taxes

It is not necessary under the English law and the laws of each of the Relevant Jurisdictions of each Obligor that the Finance Documents be filed, registered, recorded or enrolled with any court or other authority in England or any of those jurisdictions or that any stamp duty, registration fees, notarial fees or other similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for:

(a)

the registration of the Security created under the Charge over Account (VN OpCo) at the National Registration Agency for Secured Transactions and/or any other competent body in Vietnam with the authority to register the Security created by the Charge over Account (VN OpCo): and

(b)	the payment of stamp duty in respect of any Finance Document which is executed in or brought into the Cayman Islands.

16.9	No Default

(a)

No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other member of the Group or to which its respective assets are subject which might have a Material Adverse Effect.

16.10	No Misleading Information

(a)

All information provided by any Obligor or any other member of the Group to the Lender in connection with the transactions contemplated by the Transaction Documents and/or the Acquisition is true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and is not misleading in any respect.

(b)

Any financial projections provided by any Obligor or any other member of the Group to the Lender in connection with the transactions contemplated by the Transaction Documents and/or the Acquisition have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)

Nothing has occurred and no information has been given or withheld that results in the information provided by any Obligor or any other member of the Group to the Lender being untrue or misleading in any material respect.

(d)	It has made full disclosure of all material facts in relation to the Group and the Borrower and the Acquisition to the Lender.

(e)

There is no matter disclosed in any disclosure document relating to the Acquisition which has made or might make any of the factual information, projections, or expressions of opinion or intention referred to in paragraphs (a) to (c) above untrue or misleading in any respect.

16.11	Financial Statements

(a)

The financial statements of each Obligor most recently supplied to the Lender (which, at the date of this Agreement, are its respective Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)

The financial statements of each Obligor most recently supplied to the Lender (which, at the date of this Agreement, are its respective Original Financial Statements) give a true and fair view of (if such financial statements are audited) or fairly represent (if such financial statements are unaudited) its financial condition (or, in the case of VN OpCo, the VN OpCo Group’s consolidated financial condition) as at the end of, and its results of operations (or, in the case of VN OpCo, the VN OpCo Group’s consolidated results of operation) for, the period to which those financial statements relate, save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in the business, operations, consolidated financial condition or prospects of any Obligor since the date of its respective Original Financial Statements.

(d)	There has been no material adverse change in the business, operations, financial condition or prospects of the Borrower since the date of its incorporation.

16.12	Pari Passu Ranking

The payment obligations of each Obligor under the Finance Documents to which it is a party rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by laws applying to companies generally.

16.13	Acquisition Documents

(a)	The Acquisition Documents:

(i)	contain all the terms of the Acquisition;

(ii)	are in full force and effect; and

(iii)	have not been amended (in whole or in part), save for any which are minor or technical or have been approved in writing by the Lender.

(b)	There is no disclosure made to the Acquisition Documents which has or may have an adverse effect on any of the information, opinions, intentions, forecasts and projections provided to the Lender.

(c)	No Obligor or any member of the Group is aware of any breach of or default under any Acquisition Document.

(d)	To the best of its knowledge after due and careful enquiry, no representation or warranty given by any party to the Acquisition Documents is untrue or misleading in any material respect.

16.14	No Proceedings

(a)

No litigation, arbitration, administrative or other proceedings of or before any court, arbitral body or agency, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, have been started or (to the best of its knowledge and belief) is pending or threatened against any Obligor or any other member of the Group or any of its respective assets.

(b)

No judgment or order made or given by a court, arbitral body or agency, which might reasonably be expected to have a Material Adverse Effect, has been made against any Obligor or any other member of the Group or any of its respective assets.

16.15	Authorised Signatures

Any person specified as an authorised signatory of any Obligor in the documents delivered pursuant to Schedule 1 (Conditions Precedent) or Clause 17.4(j) (Information: Miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

16.16	Ranking of Transaction Security

The Transaction Security has the ranking in priority which the Transaction Security is expressed to have in the Security Documents, and the Transaction Security is not subject to any Security which ranks prior to or pari passu with it.

16.17	Charged Assets

Each Obligor is the sole legal and beneficial owner of the Charged Assets over which it purports to grant the Transaction Security, and such Charged Assets are free from any Security, Quasi-Security, claims, third party rights or competing interests (other than the Transaction Security).

16.18	Anti-Corruption Laws

Each Obligor and each other member of the Group is conducting and will continue to conduct its respective businesses in compliance with Anti-Corruption Laws and has instituted and maintains as at the date of this Agreement policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

16.19	Anti-Money Laundering Laws

Each Obligor and each other member of the Group is conducting and will continue to conduct its respective businesses in compliance with applicable laws and regulations relating to money laundering, terrorism financing or criminal financing (including those relating to financial record keeping and reporting) (collectively, the “Anti-Money Laundering Laws”), and has instituted and maintains as at the date of this Agreement policies and procedures designed to promote and achieve compliance with such laws and regulations and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Obligor or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

16.20	Sanctions

None of the Obligors and the other members of the Group and their respective directors, officers and employees:

(a)	is in violation of (or has violated) any Sanctions;

(b)

is conducting or engaged in (or has conducted or been engaged in), directly or indirectly, any transaction, conduct, trade, business or other activity that could result in its violation of any Sanctions;

(c)	is a Sanctioned Person;

(d)

is incorporated, domiciled, resident or situated in a Sanctioned Jurisdiction, or is owned or controlled by, or acting on behalf of, a person who is subject of any Sanctions or incorporated, domiciled, resident or situated in a Sanctioned Jurisdiction; or

(e)

has received notice of, or is otherwise aware of, any claim, action, suit, proceeding or investigation against it or any other Obligor or any other member of the Group or their respective directors, officers or employees with respect to any Sanctions.

16.21	Ownership

As at the date of this Agreement, 100% of the issued share capital in the Borrower are held by the Existing Shareholders.

16.22	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date, and on the first day of each Interest Period.

17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 (Information Undertakings) remain in force from the date of this Agreement for so long as any Secured Obligation is outstanding under the Finance Documents or any Commitment is in force.

17.1	Financial Statements

The Borrower shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years:

(i)	the audited financial statements of the Borrower and VNG Limited for that financial year; and

(ii)	the audited consolidated financial statements of VN OpCo for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years:

(i)	the unaudited financial statements of the Borrower and VNG Limited for that financial half year; and

(ii)	the unaudited consolidated financial statements of each other Obligor for that financial half year.

17.2	Compliance Certificate

The Borrower shall supply to the Lender, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 17.1 (Financial Statements), a Compliance Certificate certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.3	Requirements as to Financial Statements

(a)

Each set of financial statements delivered by the Borrower pursuant to Clause 17.1 (Financial Statements) shall be certified by a legal representative of the relevant company as fairly representing its financial condition (or, in the case of VN OpCo, the VN OpCo Group’s consolidated financial condition) as at the end of, and its results of operations (or, in the case of VN OpCo, the VN OpCo Group’s consolidated results of operation) for, the period in respect of which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 17.1 (Financial Statements) is prepared using GAAP.

17.4	Information: Miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents despatched by any Obligor (or any other member of the Group) to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	on the date falling three Months after the first Utilisation Date and the dates falling every three Months thereafter, an update on the progress of the initial public offering of VNG Limited;

(c)

promptly, any announcement, notice or other document relating specifically to any Obligor (or any other member of the Group) posted onto any electronic website maintained by any stock exchange on which shares in or other securities of such Obligor (or such other member of the Group) are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of such Obligor (or such other member of the Group);

(d)

promptly upon any Obligor becoming aware of them, the details of any litigation, arbitration, administrative or other proceedings which are current, threatened or pending against any Obligor (or any other member of the Group), and which might, if adversely determined, have a Material Adverse Effect;

(e)

promptly upon any Obligor becoming aware of them, the details of any judgment or order made or given by a court, arbitral body or agency which is made against any Obligor (or any other member of the Group), and which might have a Material Adverse Effect;

(f)

promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against VN OpCo, VNG Limited or any other person (including without limitation, any shareholder objections) in respect of any of the Transaction Documents (including without limitation, the Charge over Accounts and the transactions contemplated thereunder);

(g)

promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against VN OpCo, VNG Limited or any other person in respect of the Acquisition Documents;

(h)

promptly on request in writing, such information as the Lender may reasonably require about the Charged Assets and/or compliance of any Obligor with the terms of the Security Documents to which it is a party;

(i)	promptly, such further information regarding the financial condition, business and operations of any Obligor (or any other member of the Group) as the Lender may reasonably request in writing; and

(j)

promptly, written notice of any change in authorised signatories of any Obligor signed by a legal representative of such Obligor (whose specimen signature has previously been provided to the Lender) and accompanied by specimen signatures of any new authorised signatories.

17.5	Notification of Default

(a)

The Borrower shall (and the Borrower shall procure that each other Obligor will) notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Borrower is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request in writing by the Lender, the Borrower shall supply to the Lender a certificate signed by a legal representative on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.6	Direct Electronic Delivery by Borrower

The Borrower may satisfy its obligation under the Finance Documents to deliver any information in relation to the Lender by delivering that information directly to the Lender in accordance with Clause 26.4 (Electronic Communication) to the extent the Lender agrees to this method of delivery.

17.7	“Know Your Customer” Checks

The Borrower shall (and the Borrower shall procure that each other Obligor will) promptly upon the request in writing of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (including for the Lender on behalf of any prospective assignee or transferee lender) in order for the Lender or any such prospective new assignee or transferee lender to conduct all “know your customer” or other similar procedures that it is required (or deems desirable) to conduct.

18.	SECURITY COVENANTS

18.1	Definitions

In this Clause 18 (Security Covenants):

“Collateral Cover Ratio” means, at any time, the ratio in accordance with the following formula:

C / O

where:

O means, on any Business Day, the aggregate amount of the outstanding Loans at that time and all other amounts then due from the Borrower under the Finance Documents (including interest accrued), as determined by the Lender (and where such amount is being calculated for the purpose of determining the Collateral Cover Ratio (a) on or prior to a Utilisation Date, such amount shall include the relevant Loan to be made on that Utilisation Date and (b) on any repayment or prepayment date, such amount shall not include the relevant principal repaid or prepaid on such date of repayment or prepayment to the extent that such repayment or prepayment has been made); and

C is the Credit Balance in USD (and if any part of such Credit Balance is not denominated in USD, 90.9% of such amount translated into USD based on the exchange rate determined pursuant to Clause 18.3 (Currency Conversion) below).

“Credit Balance” means (a) the aggregate credit balance deposited in the Collateral Accounts from time to time and (b) the total amount of Deposits.

“Minimum Collateral Cover Ratio” means a Collateral Cover Ratio (when expressed as a percentage) of 100 per cent.

“Top-up Deadline” means, with respect to a Top-up Event, 6:00 p.m. (Vietnam time) on the second Business Day after the date on which a Top-up Notice is delivered by the Lender to the Borrower and VN OpCo.

“Top-up Event” means at any time the Credit Balance is lower than an amount required to meet the Minimum Collateral Cover Ratio, by an amount of US$10,000 or more.

“Top-up Notice” means a notice substantially in the form set out in Schedule 3 of the Charge over Account (VN OpCo).

18.2	Security Covenants

If, on any day, the Lender determines that a Top-up Event has occurred:

(a)

the Lender may, at any time on or after such day, notify the Borrower and VN OpCo by delivering a Top-up Notice to the specified emails of Borrower and VN OpCo (with a copy to the Authorised Agent); and

(b)

the Borrower shall (i) prepay such part of the outstanding Loans; and/or (ii) pay or procure payment into the Collateral Account (VN OpCo) in cleared funds a sufficient amount in VND, in each case, by not later than the Top-up Deadline, such that immediately after such payment, the Collateral Cover Ratio (when expressed as a percentage) is equal to or greater than the Minimum Collateral Cover Ratio.

18.3	Currency Conversion

For the purposes of Clause 18.2 (Security Covenants), all amounts and sums which are not denominated in USD shall be notionally converted by the Lender to USD at the Lender’s spot rate of exchange (or, if the Lender does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Lender (acting reasonably)).

19.	GENERAL UNDERTAKINGS

The undertakings in this Clause 19 (General Undertakings) remain in force from the date of this Agreement for so long as any Secured Obligation is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

The Borrower shall (and the Borrower shall procure that each other Obligor will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required to enable it to enter into and perform its obligations under the Transaction Documents to which it is a party, to ensure the legality, validity, enforceability or admissibility in evidence in England and in each of its Relevant Jurisdictions of any Transaction Document to which it is a party, and to ensure that the Transaction Security is and remains in full force and effect with the priority and ranking it is expressed to have under the Security Documents.

19.2	Compliance with Laws

The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will) comply in all respects with all laws and regulations to which it may be subject, if failure to so comply would have a Material Adverse Effect.

19.3	Anti-Corruption Laws

(a)

The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not) directly or indirectly use, or permit or authorise any other person to directly or indirectly use, the proceeds of any Utilisation for any purpose which would breach any Anti-Corruption Law.

(b)	The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will):

(i)	conduct its respective businesses in compliance with applicable anti-corruption and anti-bribery laws and regulations; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws and regulations.

19.4	Anti-Money Laundering Laws

(a)

The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not) directly or indirectly use, or permit or authorise any other person to directly or indirectly use, the proceeds of any Utilisation for any purpose which would breach any applicable Anti-Money Laundering Law.

(b)	The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will):

(i)

conduct its respective businesses in compliance with applicable laws and regulations relating to money laundering, terrorism financing or criminal financing (including those relating to financial record keeping and reporting); and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws and regulations.

19.5	Sanctions

(a)	The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will):

(i)	not violate any Sanctions; and

(ii)	not conduct or engage in, directly or indirectly, any transaction, conduct, trade, business or other activity that could result in its violation of any Sanctions.

(b)

The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not) directly or indirectly use, or permit or authorise any other person to directly or indirectly use, all or any part of the proceeds of any Utilisation:

(i)	for the purpose of (directly or indirectly) financing, or making funds available for or to, any transaction, conduct, trade, business or other activity which violates any Sanctions;

(ii)

for the purpose of (directly or indirectly) financing, or contributing or making funds available for or to, any Sanctioned Jurisdiction or any Sanctioned Person or any person incorporated, domiciled, resident or situated in a jurisdiction subject of any Sanctions; or

(iii)

in any other manner which could result in any person (including the Lender or any other person participating in or facilitating the offering of any Utilisation, whether as underwriter, adviser or otherwise) being in breach of any Sanctions or becoming subject of any Sanctions.

19.6	Application of FATCA

The Borrower shall procure that no Obligor shall become a FATCA FFI or a US Tax Obligor.

19.7	Pari Passu Ranking

The Borrower shall (and the Borrower shall ensure that each other Obligor will) ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.8	Negative Pledge

(a)

The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not) create or permit to subsist any Security or Quasi-Security over any of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	any Existing Security and so long as that Existing Security is irrevocably removed or discharged on or prior to the first Utilisation Date;

(ii)

any Security or Quasi-Security listed in Schedule 5 (Existing Security), except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount stated in that Schedule;

(iii)	any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)

any lien arising by operation of law and in the ordinary course of trading, provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(v)	the Transaction Security and all Quasi-Security created or evidenced, or purported to be created or evidenced, pursuant to any Finance Document;

(vi)

any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to any Obligor in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Obligor;

(vii)	any lien over the shares in VN OpCo granted by the Borrower in favour of VNG Limited solely in connection with and to facilitate an initial public offering of VNG Limited; or

(viii)	any Security or Quasi-Security created by any Obligor with the prior written consent of the Lender.

19.9	Disposals

(a)

The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not) enter into a single transaction or a series of transactions (whether related or not, and whether voluntary or involuntary) to sell, lease, assign, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, assignment, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose (other than an exchange of a non-cash asset for cash);

(iii)	of obsolete or redundant vehicles, plant and equipment for cash and on an arm’s length basis and normal commercial terms;

(iv)	of the Target Shares by the Borrower to VNG Limited solely in connection with and to facilitate an initial public offering of VNG Limited;

(v)

of shares held by VN OpCo in VNG Singapore Pte. Ltd. (Company Registration Number: 201209679M), MLT Hong Kong Limited (Company Registration Number: 2728358) or VNG Investment Pte. Ltd. (Company Registration Number: 202207313Z) to VNG Limited solely in connection with and to facilitate an initial public offering of VNG Limited; or

(vi)	made with prior written consent of the Lender.

19.10	Merger

(a)	The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to:

(i)	any sale, lease, assignment, transfer or other disposal permitted pursuant to Clause 19.9 (Disposals); or

(ii)	any steps taken in connection with the proposed initial public offering of VNG Limited.

19.11	Preservation of Assets

The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its respective assets necessary or desirable from time to time in the conduct of its respective business.

19.12	Insurance

(a)

The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will) maintain insurances on and in relation to its respective business and assets against those risks, and to the extent, as is usual for prudent companies owning the same or similar property and carrying on the same or substantially similar business in the same or similar location.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

19.13	Intellectual Property

The Borrower shall (and the Borrower shall procure that each other Obligor and each other member of Group will) preserve and maintain the subsistence and validity of the Intellectual Property necessary for its respective business.

19.14	Conduct of Business

The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will) at all times carry on and conduct its respective business in a proper and efficient manner.

19.15	Books and Records

(a)	The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will) keep proper records and books of account in respect of its respective business.

(b)

The Borrower shall (and the Borrower shall procure that each other Obligor and each other member of the Group will) permit the Lender, at the risk and cost of such Obligor (or, as the case may be, such other member of the Group), free access: (i) to its respective premises, assets, books, accounts and records; and (ii) to meet and discuss matters with its respective senior management, officers and auditors.

19.16	Taxation

(a)

The Borrower shall (and the Borrower shall procure that each other Obligor and each other member of the Group will) pay and discharge all Taxes, rents, rates, assessments and governmental charges imposed upon it or its respective assets within the time period allowed without incurring penalties.

(b)

The Borrower shall (and the Borrower shall procure that each other Obligor and each other member of the Group will) file and submit in a timely manner all tax returns and other filings required to be filed or submitted under any law or regulation in its jurisdiction of incorporation and in the jurisdiction in which it is treated as resident for Tax purposes.

19.17	Change of Business

The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will) procure that no substantial change is made to the general nature of the business of the Obligors or the Group from that carried on at the date of this Agreement.

19.18	No Amendment to Constitutional Documents

The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not) request, cause, permit or make any amendment to its respective constitutional documents (a) which might affect its borrowing powers, its power to give security or its principal businesses or (b) in any manner which might be prejudicial or adverse to the interests of the Lender, except with the prior written consent of the Lender.

19.19	Financial Year-End

The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will) procure that its respective financial year-end falls on 31 December.

19.20	Environmental Compliance

The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to, or obligations under, Environmental Law or any Environmental Permits.

19.21	Environmental Claims

The Borrower shall (and the Borrower shall ensure that each other Obligor and each other member of the Group will) inform the Lender in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of its knowledge and belief) is threatened against any Obligor (or any other member of the Group); or

(b)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against any Obligor (or any other member of the Group),

in each case where such Environmental Claim might reasonably be expected, if determined against that Obligor (or that other member of the Group), to have a Material Adverse Effect.

19.22	Acquisitions

The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not), without prior written notification to the Lender, acquire any company, business, assets or undertaking, or make any investment.

19.23	Joint Ventures

The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not), without prior notification to the Lender, enter into or acquire any interest in any joint venture, consortium, association, undertaking, partnership or similar arrangement with any person.

19.24	Loans and Guarantees

The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not), without prior written notification to the Lender, make or allow to subsist any loans, grant any credit or give or allow to remain outstanding any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

19.25	Financial Indebtedness

The Borrower shall not (and the Borrower shall ensure that each other Obligor and each other member of the Group will not), without prior written notification to the Lender, incur or permit to remain outstanding any Financial Indebtedness, save for:

(a)	the Permitted Loans which shall be repaid on or before the first Utilisation Date; and

(b)	the Existing Loan, provided that the principal amount of the Existing Loan is not increased at any time after the date of this Agreement.

19.26	Transaction Security

The Borrower shall (and the Borrower shall ensure that each other Obligor will) ensure that any Transaction Security created by or evidenced in, or purported to be created by or evidenced in, any Security Document remains in full force and effect with the ranking and priority it is expressed to have.

19.27	Accounts

(a)	Receipts Account

(i)	The Borrower shall at all times:

(A)	maintain the Receipts Account with the Authorised Agent; and

(B)	ensure and procure that the Receipts Account is operated in accordance with this Agreement.

(ii)	The Borrower shall ensure and procure that all proceeds of the Facility are deposited into the Receipts Account.

(iii)	The Borrower shall not be permitted to make a withdrawal from Receipts Account except:

(A)	for the purposes of paying the purchase price and any applicable Taxes under and in connection with the Acquisition Documents and the Acquisition;

(B)	for the purposes of restructuring the existing indebtedness of the Borrower (as agreed by the Lender in writing); or

(C)	for the fees and expenses of Vietcap Securities Joint Stock Company payable by the Borrower under and in connection with the Acquisition Documents and the Acquisition; or

(D)	with the prior written consent of the Lender.

(b)	Collateral Accounts

(i)	The Borrower shall at all times:

(A)	procure that VN OpCo maintains the Collateral Account (VN OpCo) with the Authorised Agent;

(B)	procure that VNG Limited maintains the Collateral Account (VNG Limited) with the Account Bank;

(C)	ensure and procure that the Collateral Account (VN OpCo) is operated in accordance with this Agreement and the Charge over Account (VN OpCo); and

(D)	ensure and procure that the Collateral Account (VNG Limited) is operated in accordance with this Agreement and the Charge over Account (VNG Limited).

The Borrower shall ensure and procure that at all times, the aggregate credit balance in the Collateral Accounts is not less than the amount required under Clause 18.2 (Security Covenants).

(ii)

VN OpCo shall not be permitted to (and the Borrower shall procure that VN OpCo shall not) make a withdrawal from Collateral Account (VN OpCo) except in accordance with the terms of the Charge over Account (VN OpCo).

(iii)

VNG Limited shall not be permitted to (and the Borrower shall procure that VNG Limited shall not) make a withdrawal from Collateral Account (VNG Limited) except in accordance with the terms of the Charge over Account (VNG Limited).

19.28	Conditions subsequent

Each Obligor shall (and shall ensure that each other Obligor will) provide the documents and evidence listed in Schedule 2 (Conditions Subsequent) by the specified date therein.

19.29	Further Assurance

The Borrower shall (and the Borrower shall procure that each other Obligor will) promptly, at its own expense, execute and deliver (or procure the execution and delivery of) all instruments and documents (including any assignments, transfers, conveyance, mortgages, charges or assurances, whether in favour of the Lender or any of its nominees or otherwise) and do all acts and things (including the deposit of any documents of title, certificates, agreements or other documents with the Lender or any of its nominees or otherwise, the giving of any notices, orders, directions or instructions, and/or the making of any filings or registrations) as the Lender may require (and, in each case, in such form and substance as the Lender may require):

(a)

to create, perfect, maintain, protect and/or preserve any of the Transaction Security created by or evidenced in, or purported to be created by or evidenced in, the Security Documents (including the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are purported to be, the subject of the Transaction Security), the priority of any of the Transaction Security, or any of the rights, powers, authorities, discretions and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(b)

to confer on the Lender Security over any property and assets of such Obligor located in any jurisdiction, which is equivalent or similar to the Security purported to be conferred by or pursuant to the Security Documents;

(c)	to facilitate the enforcement or realisation of any of the Transaction Security, any of the Charged Assets or any of the Finance Documents; and/or

(d)

to permit or facilitate the exercise by the Lender of any right, power (whether of sale or other disposal or otherwise), authority, discretion or remedy with respect to the Charged Assets and the Transaction Security or which is provided by or pursuant to the Finance Documents or by law.

20.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 20 (Events of Default) (other than Clause 20.17 (Acceleration)) is an Event of Default.

20.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	full payment is made within two Business Days of its due date.

20.2	Security Covenants

Any requirement of Clause 18 (Security Covenants) is not satisfied within any applicable grace period set out therein.

20.3	Other Obligations

(a)	An Obligor does not comply with Clause 19.28 (Conditions Subsequent).

(b)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in sub-paragraph (a) above, Clause 20.1 (Non-payment) and Clause 20.2 (Security Covenants)).

(c)

No Event of Default under paragraph (b) above in relation to Clause 20.3 will occur if the failure to comply is capable of remedy and is remedied to the satisfaction of the Lender within five Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) any Obligor becoming aware of the failure to comply.

20.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

20.5	Cross Default

(a)	Any Financial Indebtedness of any Obligor or any other member of the Group is not paid when due nor within any originally applicable grace period.

(b)

Any Financial Indebtedness of any Obligor or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any commitment for any Financial Indebtedness of any Obligor or any other member of the Group is cancelled or suspended by a creditor of any Obligor or any other member of the Group as a result of an event of default (however described).

(d)

Any creditor of any Obligor or any other member of the Group becomes entitled to declare any Financial Indebtedness of any Obligor or any other member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

20.6	Insolvency

(a)

An Obligor or other member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or any other member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any other member of the Group.

20.7	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding up, liquidation, dissolution, administration, judicial management, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any other member of the Group;

(b)

a composition or arrangement with any creditor of any Obligor or any other member of the Group, or an assignment for the benefit of creditors generally of any Obligor or any other member of the Group or a class of such creditors;

(c)

the appointment of a liquidator, receiver, administrator, judicial manager, administrative receiver, receiver and manager, manager, trustee, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any other member of the Group or any of its respective assets; or

(d)	the enforcement of any Security over any assets of any Obligor or any other member of the Group, or

(e)	any analogous procedure or step is taken in any jurisdiction.

No Event of Default will occur under paragraph (a) above in respect of any winding up petition which is frivolous or vexatious and is discharged, stayed or dismissed within three Business Days of commencement.

20.8	Creditors’ Process

Any expropriation, attachment, sequestration, distress, execution or other legal process affects any asset or assets of an Obligor or other member of the Group and is not discharged within three Business Days.

20.9	Unlawfulness and Invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents to which it is a party.

(b)

Any obligation or obligations of an Obligor under any Finance Document to which it is a party are not, or cease to be or are alleged by any Obligor not to be, legal, valid, binding or enforceable in accordance with the terms of that Finance Document.

(c)	Any Finance Document ceases to be in full force and effect.

(d)	Any Transaction Security:

(i)	is not, or ceases to be or is alleged by any Obligor or other party to it (other than the Lender) not to be, legal, valid, binding, enforceable or effective; or

(ii)	is not, or ceases to be, in full force and effect or does not have, or ceases to have, the ranking and priority it is expressed to have under the Security Documents.

20.10	Rescission and Repudiation

(a)

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any Transaction Security, or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

(b)

Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have an adverse effect on the interests of the Lender under the Transaction Documents.

20.11	Moratorium on External Indebtedness

The government of Vietnam, the State Bank of Vietnam or any Governmental Agency of Vietnam declares a moratorium, standstill or similar suspension of payments in respect of its External Indebtedness or the External Indebtedness of any person incorporated, domiciled, resident or situated in Vietnam.

20.12	Cessation of Business

An Obligor or other member of the Group suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

20.13	Expropriation

Any seizure, compulsory acquisition, expropriation, nationalisation, intervention, restriction or other similar action by or on behalf of any Governmental Agency or other authority or person (whether de jure or de facto), or any step with a view to the foregoing, is taken in relation to any Obligor or other member of the Group or any of its respective assets.

20.14	Litigation

(a)

Any investigation, litigation, arbitration, administrative or other proceedings is commenced or threatened in relation to the Transaction Documents or the transactions contemplated under the Transaction Documents or against any Obligor or any other member of the Group or its respective assets.

(b)	An Obligor or other member of the Group fails to pay or perform or comply with any final judgment or final order made or given by a court, arbitral body or agency.

20.15	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any person (other than the Lender) to perform any of its obligations under the Finance Documents.

(b)	A Finance Document (other than a Security Document) or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or its validity or enforceability is challenged by or objected to by any person unless such repudiation or challenge is by a person other than an Obligor and it:

(A)	has no effect prior to its withdrawal or otherwise ceasing to have effect; and

(B)	is withdrawn or otherwise ceases within thirty (30) days of the earlier of the Lender giving notice thereof to the Borrower and the Borrower becoming aware thereof.

(c)	A Security Document or any of its provisions:

(i)	revoked, terminated or ceases to be in full force and effect or does not create a Security it purports to create;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or its validity or enforceability is challenged or objected to by any person (including any shareholder of a Security Provider) unless such repudiation or challenge:

(A)	has no immediate effect; and

(B)	is withdrawn or otherwise ceases within thirty (30) days of it first having occurred.

(d)

Any party (other than the Lender) to a Finance Document repudiates a Finance Document, disclaims a liability under any Finance Document or evidences an intention to repudiate a Finance Document or disclaim a liability under any Finance Document.

(e)

Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have an adverse effect on the interests of the Lender under the Finance Documents.

20.16	Material Adverse Change

Any event or circumstance occurs which the Lender reasonably believe has or is reasonably likely to have a Material Adverse Effect.

20.17	Acceleration

On and at any time after the occurrence of an Event of Default, the Lender may, by notice to the Borrower:

(a)	without prejudice to any Loans then outstanding:

(i)

cancel each Available Commitment (and reduce them to zero), whereupon each such Available Commitment shall immediately be cancelled (and reduced to zero) and the Facility shall immediately cease to be available for further utilisation; or

(ii)

cancel any part of any Available Commitment (and reduce such Available Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Available Commitment shall be immediately reduced accordingly); and/or

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

21.	CHANGES TO THE LENDER

21.1	Assignments and Transfers by the Lender

(a)	The Lender may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under the Finance Documents to any person.

(b)

The Borrower (for itself and on behalf of each of the other Obligors) agrees and acknowledges that an assignment or transfer by the Lender of any of its rights and obligations under the Finance Documents does not require the consent or prior consent of the Borrower or any other Obligor.

21.2	Sub-Participations

The Lender may, without the consent of the Borrower (or any other Obligor), at any time grant one or more sub-participations in its rights and/or obligations under the Finance Documents and no other Party or person shall be concerned in any way with any sub-participation so granted.

21.3	Security over Lender’s Rights

In addition to the other rights provided to the Lender under this Clause 21 (Changes to the Lender), the Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender, including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

22.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of the Lender.

23.	EXCLUSION OF LIABILITY

(a)

No Party (other than the Lender or, as the case may be, such Receiver) may take any proceedings against any officer, employee, agent or attorney of the Lender (or a Receiver) in respect of any claim it might have against the Lender (or such Receiver) or in respect of any act or omission of any kind by that officer, employee, agent or attorney in relation to any Transaction Document, any Transaction Security, any Charged Assets, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, any Transaction Security, any Charged Assets or the transactions contemplated by any Transaction Document, unless directly caused by its gross negligence, wilful misconduct or fraud, and any officer, employee, agent or attorney of the Lender (or a Receiver) may rely on this Clause 23 (Exclusion of Liability) subject to Clause 1.4 (Third Parties Rights) and the provisions of the Third Parties Act.

(b)	Without limiting paragraph (a) above (and without prejudice to any other provision of any Transaction Document excluding or limiting the liability of the Lender or any Receiver):

(i)

any liability of the Lender (or any Receiver) arising under or in connection with any Transaction Document, any Transaction Security, any Charged Assets, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, any Transaction Security, any Charged Assets or the transactions contemplated by any Transaction Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Lender (or, as the case may be, such Receiver) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Lender (or, as the case may be, such Receiver) at any time which increase the amount of that loss; and

(ii)

in no event shall the Lender (or any Receiver) be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Lender (or, as the case may be, such Receiver) has been advised of the possibility of such loss or damages, and the Borrower (for itself and on behalf of each other Obligor and each other member of the Group) waives and releases the Lender (and each Receiver) from any claims any of them may have for any such damages.

24.	PAYMENT MECHANICS

24.1	Payments to the Lender

(a)

On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Lender, in each case, specifies.

24.2	Payments to the Borrower

Each Utilisation to be made available by the Lender under this Agreement shall be made available by the Lender to the Borrower by payment to such account (with a bank in the principal financial centre of the country of the currency of such Utilisation) as the Borrower may specify in the relevant Utilisation Request (or as the Borrower may otherwise notify to the Lender by not less than three Business Days’ written notice).

24.3	Payments to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 25 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.4	Partial Payments

(a)

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in any order as the Lender considers appropriate.

(b)	Paragraph (a) above will override any appropriation made by an Obligor.

24.5	No Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.6	Business Days

(a)

Subject to paragraph (b) below, any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	Any payment under any Finance Document which is due to be made on a Final Repayment Date that is not a Business Day shall be made on the preceding Business Day.

(c)

During any extension of the due date for payment of any principal or Unpaid Sum under any Finance Document, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.7	Currency of Account

(a)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

24.8	Currency Conversion by the Lender

(a)

Without prejudice to Clause 24.7 (Currency of Account) and Clause 14.1 (Currency Indemnity) and subject to any other provision in this Agreement to the contrary, the Lender may convert any monies received or recovered by the Lender from one currency to another currency at the Lender’s spot rate of exchange (or, if the Lender does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Lender (acting reasonably)) for the purchase of the other currency with the first-mentioned currency at or about 11:00 a.m. (Singapore time) on the relevant date, for the purpose of, or pending the discharge of, any of the Secured Obligations or any amount outstanding under any of the Finance Documents.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

24.9	Calculations by the Lender

For the purpose of calculating any amount payable to or by it or for any other calculations to be made in connection with the Finance Documents, unless a contrary indication appears in any other terms of the Finance Documents, the Lender shall be entitled to notionally convert an amount into a common base currency (decided by the Lender in its discretion), that notional conversion to be made at the Lender’s spot rate of exchange (or, if the Lender does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Lender (acting reasonably)) at which the Lender is able to purchase the notional base currency with the currency of such amount at the time at which that calculation is to be made.

24.10	Change of Country Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

24.11	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)

the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)

the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 30 (Amendments and Waivers); and

(d)

the Lender shall not be liable for any damages, costs, expenses or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 24.11 (Disruption to Payment Systems etc.).

25.	SET-OFF

The Lender may set off any matured obligation due from an Obligor to the Lender under the Finance Documents against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES

26.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party or other party to a Finance Document for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each of the Borrower, that identified with its name below;

(b)

in the case of each other Obligor, that notified in writing to the Lender on or prior to the date on which it becomes a party to a Finance Document or (as the case may be) that identified with its name in the relevant Finance Document to which it is party; and

(c)	in the case of the Lender, that identified with its name below,

or any substitute address, fax number or department or officer as such Party or other party to a Finance Document may notify to the other Parties and (as relevant) such other parties by not less than five Business Days’ prior written notice.

26.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause 26.3 (Delivery) will be deemed to have been made or delivered to each of the Obligors.

(d)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day in the place of receipt.

26.4	Electronic Communication

(a)

Any communication or document to be made or delivered by one Party (or other party to a Finance Document) to another Party (or other party to a Finance Document) under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties (and/or other parties to any Finance Document):

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them by not less than five Business Days’ prior written notice.

(b)

Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that both agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or delivery as specified in paragraph (a) above made or delivered by one Party (or other party to a Finance Document) to another Party (or other party to a Finance Document) will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication or document made or delivered by a Party (or other party to a Finance Document) to the Lender, only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party (or other party to a Finance Document) to whom the relevant communication or document is sent or made available has its address for the purposes of the Finance Documents shall be deemed only to become effective on the following day in that place.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 26.4 (Electronic Communications).

26.5	English Language

(a)	Any notice and communication given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

27.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

28.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of that Finance Document nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

30.1	Required Consents

(a)

Any term of a Finance Document may be amended or waived only with the prior written consent of the Lender and the Obligors party to such Finance Document, and any such amendment or waiver will be binding on all Parties.

(b)	Any amendment or waiver of any term of a Finance Document permitted by this Clause 30 (Amendments and Waivers) shall only be effective if made in writing.

31.	CONFIDENTIAL INFORMATION

31.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 31.2 (Disclosure of Confidential Information), and Clause 31.3 (Further Disclosure) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

31.2	Disclosure of Confidential Information

The Lender may disclose:

(a)

to any of its branches, representative offices Affiliates, Related Funds and third parties selected by the Lender or any of the foregoing and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives (each such person and the Lender, a “Recipient”) and each Recipient may disclose such Confidential Information between each other as that Recipient shall consider appropriate (including, without limitation, in connection with the provision of any services hereunder and for data processing, statistical and risk analysis purposes) if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the Recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents, and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom the Lender enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors, and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by the Lender or by a person to whom sub-paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, quasi-government, administrative, banking, taxation or other regulatory authority or supervisory body or similar body or authority, to the rules of any relevant stock exchange or any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 21.3 (Security over Lender’s Rights);

(viii)	who is a Party, or

(ix)	with the consent of the Borrower;

(c)

to any person appointed by the Lender or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

31.3	Further Disclosure

This Clause 31 (Confidential Information) is not, and shall not be deemed to constitute, an express or implied agreement by the Lender for a higher degree of confidentiality than that prescribed in any applicable law or regulation.

31.4	Entire Agreement

This Clause 31 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

31.5	Inside Information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

32.	PERSONAL DATA

For the purposes of the Personal Data Protection Act 2012 of Singapore, the Borrower acknowledges that it has read and understood the Customer Circular relating to the Personal Data Protection Act (for Corporate and Institutional Customers) (“Privacy Circular”), which is available at www.citibank.com.sg/icg/pdpacircular or upon request, and which explains the purposes for which the Lender may collect, use, disclose and process (collectively, “process”) personal data of natural persons. The Borrower warrants that to the extent required by applicable law or regulation, it has provided notice to and obtained consent from relevant natural persons to allow the Lender to process its personal data as described in the Privacy Circular as may be updated from time to time, prior to disclosure of such personal data to the Lender. The Borrower further warrants that any such consent has been granted by these natural persons.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

35.	ENFORCEMENT

35.1	Arbitration

(a)

Any dispute, controversy or claim arising out of or in connection with this Agreement (including a dispute, controversy or claim regarding the existence, validity, interpretation, performance, breach or termination of this Agreement or the consequences of its nullity or any non-contractual obligation arising out of or in connection with this Agreement) shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of SIAC for the time being in force (the “SIAC Rules”), which rules are deemed to be incorporated herein subject to any contrary provision of this Clause 35. Capitalised terms used in this Clause 35 which are not otherwise defined in this Agreement have the meaning given to them in the SIAC Rules.

(b)

The tribunal shall consist of three arbitrators. The claimant (or the claimants jointly) shall nominate an arbitrator and the respondent (or the respondents jointly) shall nominate an arbitrator in accordance with the SIAC Rules. The third arbitrator, who shall be the presiding arbitrator, shall be nominated by the first two arbitrators. Failing such nomination within 14 days of the confirmation by SIAC of the appointment of the second arbitrator, the third arbitrator shall be appointed by the President of the Court of Arbitration of SIAC.

(c)	The language of the arbitration shall be English.

(d)

The seat or legal place of arbitration shall be Singapore. Except as modified by the provisions of this Clause 35, Part II of the International Arbitration Act 1994, as amended from time to time, shall apply to any arbitration proceedings commenced under this Clause 35.

(e)	This arbitration agreement shall be governed by English law.

(f)	The arbitral tribunal shall be authorised to grant pre-award and post-award interest at commercial rates.

(g)

Service of any Notice of Arbitration made pursuant to this Clause 35 shall be made in accordance with the SIAC Rules and delivered by registered post at the address given for the sending of notices under this Agreement at Clause 26 (Notices).

SCHEDULE 1

Conditions Precedent

1.	Obligors

(a)

Certified true copies of the constitutional documents (including the charter and enterprise registration certificate or investment registration certificate, as applicable) and (if applicable) statutory registers of each Obligor.

(b)	Certified true copies of a resolution of the board of directors, the general meeting of shareholders or another applicable corporate body as required by the charter of each Obligor:

(i)

approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or deliver all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or delivered by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by each resolution referred to in paragraph 1(b) above.

(d)

A certificate from each Obligor (signed by a legal representative) confirming that borrowing, guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guaranteeing, security or similar limit binding on it to be exceeded.

(e)

A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	In respect of any Obligor incorporated in the Cayman Islands, a certificate of good standing issued by the Registrar of Companies in Cayman Islands.

2.	Security Documents

(a)	The Charge over Account (VN OpCo) duly executed by all the parties thereto.

(b)	The Charge over Account (VNG Limited) duly executed by all the parties thereto.

(c)

All other documentation, and/or evidence of all other steps, required to perfect the Charge over Accounts, as advised to the Lender by its legal advisers, including the original of the Registration Certificate for Secured Transactions and any replacement, amendment or new Registration Certificate for Secured Transactions (if applicable).

3.	Legal Opinions

(a)	A legal opinion in relation to English law from Rajah & Tann Singapore LLP addressed to the Lender, which is in form and substance satisfactory to the Lender.

(b)	A legal opinion in relation to Singapore law from Rajah & Tann Singapore LLP addressed to the Lender, which is in form and substance satisfactory to the Lender.

(c)	A legal opinion in relation to the laws of Vietnam from YKVN LLC addressed to the Lender, which is in form and substance satisfactory to the Lender.

(d)	A legal opinion in relation to Cayman Islands law from Walkers (Singapore) Limited Liability Partnership addressed to the Lender, which is in form and substance satisfactory to the Lender.

4.	Acquisition

(a)	Certified true copies of the Acquisition Agreements (which shall be in form and substance satisfactory to the Lender) duly executed by all the parties thereto.

(b)	The Group Structure Chart which shows:

(i)	the Group prior to the Completion under the Acquisition Documents;

(ii)	the Group assuming the Completion under the Acquisition Documents has occurred; and

(iii)	which in form and substance satisfactory to the Lender.

(c)	A certificate of an authorised signatory of the Borrower certifying:

(i)

that the conditions (other than payment of the purchase price under the Acquisition Agreements) to the Acquisition have been satisfied (without being waived by the Borrower without the consent of the Lender);

(ii)	that none of the Acquisition Documents have been amended, varied or waived without the prior written consent of the Lender; and

(iii)	the Borrower is not aware of any breach of warranty claim under any of the Acquisition Documents.

5.	Other Documents and Evidence

(a)	Evidence that the Receipts Account and Collateral Account (VN OpCo) have been opened.

(b)	Evidence that an amount which is not less than the amount required to satisfy Clause 18.2 (Security Covenants) on the first Utilisation Date, has been deposited into the Collateral Accounts.

(c)	The Original Financial Statements of each Obligor.

(d)

A copy each of all Authorisations required for the execution, delivery and performance of any Finance Document, or the entry into and performance of the transactions contemplated by any Finance Document, or the validity, legality, enforceability and admissibility in evidence of any Finance Document or any Transaction Security, or the creation, validity, perfection or priority of any Transaction Security.

(e)

To the extent required under Vietnamese law, evidence that the VN OpCo has complied with its public disclosure obligations in entering into, and performing its obligations under, the Transaction Documents.

(f)

Evidence that all stamp duty, registration fees, notarial fees and other similar Taxes and fees payable in connection with the execution, delivery and performance of any Finance Document or the entry into and performance of the transactions contemplated by any Finance Document, or for the validity, legality, enforceability and admissibility in evidence of any Finance Document or any Transaction Security, or for the creation, validity, perfection or priority of any Transaction Security, and all other amounts then due from the Borrower pursuant to Clause 11.5 (Stamp Taxes), have been paid.

(g)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 15 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(h)

Evidence satisfactory to the Lender with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(i)

A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with any Finance Document or the transactions contemplated by any Finance Document.

SCHEDULE 2

Conditions Subsequent

1.	By no later than one week from the first Utilisation Date, the Borrower shall provide to the Lender such evidence satisfactory to the Lender that the Collateral Account (VNG Limited) has been opened.

2.

By no later than one Month from the first Utilisation Date, the Borrower shall provide to the Lender such evidence satisfactory to the Lender that (1) Completion has taken place in accordance with the terms of the Acquisition Agreements and (2) title to the Target Shares has been transferred to the Borrower.

SCHEDULE 3

Form of Utilisation Request

From:    BigV Technology Corporation

To:    Citibank N.A., Singapore Branch

Date:    [             ]

Dear Sirs,

BigV Technology Corporation

– Facility Agreement dated [                ] in relation to US$135,000,000 loan facility

(the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meanings when used in this Utilisation Request, unless otherwise defined herein.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day).

Currency of Loan:	US Dollars.

Amount:	[ ] [or, if less, the Available Commitment applicable to the Facility to be utilised].

Interest Period:	[ ].

3.	We confirm that each condition specified in clause 4.2 (Further Conditions Precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to the [Receipts Account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

For and on behalf of

BigV Technology Corporation

Authorised Signatory
Name:
Title:

SCHEDULE 4

Form of Compliance Certificate

From:    BigV Technology Corporation

To:    Citibank N.A., Singapore Branch

Date:    [             ]

Dear Sirs,

BigV Technology Corporation

– Facility Agreement dated [                ] in relation to US$135,000,000 loan facility

(the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement shall have the same meanings when used in this Compliance Certificate, unless otherwise defined herein.

2.	[We confirm that no Default is continuing.]*

Yours faithfully,

For and on behalf of

BigV Technology Corporation

By:
Name: Title:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 5

Existing Security

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured
VNG Corporation	Land use rights and related assets	Up to VND 600,000,000,000

VNG Corporation	Land use rights and Ho Chi Minh City data center and data center equipment	Up to VND 550,000,000,000

VTH Development Software Company Limited	Land use rights	Up to USD 7,000,000

Vi Na Data Information Technology Services Joint Stock Company	Machines and equipment under certain two mortgage agreements	Lower of VND 150,000,000,000 and 98% of total purchase costs of servers, machines and equipment

SCHEDULE 6

Timetables

Specified Time
Delivery of a duly completed Utilisation Request under Clause 5.1 (Delivery of a Utilisation Request).	2pm (Singapore time) on the day which is two Business Days prior to the proposed Utilisation Date.

IN WITNESS WHEREOF this Agreement has been entered into by the parties on the date stated at the beginning.

THE BORROWER

SIGNED by	)
)
	)	(Company Seal)
for and on behalf of	)	/s/ Ngo Vi Hai Long
BIGV TECHNOLOGY CORPORATION	)	Authorised Signatory
in the presence of:	)	Name: Ngo Vi Hai Long
)
	)	Title: Director
/s/ Dam Thi Thuy

Witness

Name: Dam Thi Thuy

Address:

Address:	VNG Campus, Lot 206, St. 13, Tan Thuan Dong Ward, District 7,

Ho Chi Minh City, Vietnam

Fax No.:

E-mail Address: [***]

Attention: Legal Department

THE LENDER

SIGNED by	)
)
)
for and on behalf of	)	/s/ Lin Hsiu Yi
CITIBANK N.A.,	)	Authorised Signatory
SINGAPORE BRANCH	)	Name: Lin Hsiu Yi
)
in the presence of:	)	Title: Managing Director
/s/ Linh Nguyen
Witness

Name: Linh Nguyen

Address:

Address:	8 Marina View, #16-00, Asia Square Tower 1,

Singapore 018960

Fax No.: [***]

E-mail Address: [***]

Attention: Daniel Choo